UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIXELWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2025

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16760 SW Upper Boones Ferry Rd., Suite 101
Portland, OR 97224
(503) 601-4545
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PXLW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02    Results of Operations and Financial Condition.

On November 11, 2025, Pixelworks, Inc. (the “Company”) issued a press release announcing financial results for the three and nine month periods ended September 30, 2025 and held a conference call to discuss the Company's financial results. The press release and conference call contain forward-looking statements regarding the Company and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The press release issued November 11, 2025 is furnished herewith as Exhibit 99.1 to this Report and a copy of the Company's conference call script announcing these financial results is furnished herewith as Exhibit 99.2. The information in this Item 2.02, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability provisions of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Pixelworks, Inc. dated November 11, 2025.
99.2	Pixelworks, Inc. Third Quarter Results Conference Call Script dated November 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	November 12, 2025	/s/ Haley F. Aman
Haley F. Aman Chief Financial Officer

Exhibit 99.1
Pixelworks Reports Third Quarter 2025 Financial Results

PORTLAND, Ore., November 11, 2025 – Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of innovative video and display processing solutions, today announced financial results for the third quarter ended September 30, 2025.
Third Quarter and Recent Highlights
•Total revenue increased 6% sequentially, with sales into all end markets growing quarter-over-quarter
•GAAP and non-GAAP gross margin expanded 400 basis points sequentially to 49.8% and 49.9%, respectively
•OPPO affiliate, realme, launched the realme P4 5G and P4 Pro 5G smartphones incorporating Pixelworks' X7 Gen 2 visual processor, featuring ultra-low latency MotionEngine® technology and AI-based super resolution
•Collaborated with realme on recently launched realme GT8 series smartphones, incorporating Pixelworks-enabled R1 gaming chip and advanced distributed rendering solutions
•Completed the sale of $3 million of non-strategic patents
•Subsequent to the end of third quarter, completed registered direct offering of the Company’s common stock, generating net proceeds of approximately $6.5 million
•Announced definitive purchase agreement to sell all shares of the Company’s Pixelworks Shanghai subsidiary to a special-purpose entity led by VeriSilicon
“Our third quarter top and bottom-line results improved sequentially, with all financial metrics being within or better than our guided ranges,” stated Todd DeBonis, President and CEO of Pixelworks. “Gross margin expanded sequentially and was more favorable than expected, achieving approximately 50% for the quarter. We also realized incremental benefits from our previous cost reduction actions, with third quarter operating expenses decreasing sequentially and down $3.1 million year-over-year. Taken together, we delivered continued meaningful improvement in our operating results for the quarter.
“Subsequent to the end of the third quarter, we’ve capitalized on multiple opportunities to further strengthen the Company’s financial position and flexibility. These included a successfully completed registered direct offering of common stock and sale of non-strategic patents. Combined, these two transactions contributed gross cash proceeds of approximately $10 million to our balance sheet in the fourth quarter. Additionally, in mid-October we announced a definitive purchase agreement to sell all of the Company’s shares in our Pixelworks Shanghai subsidiary. Although this remains subject to approval by Pixelworks shareholders as well as other customary closing conditions, we believe the proposed transaction stands to unlock substantial value for shareholders upon closing, while also transforming the future of Pixelworks into a highly compelling global technology licensing business. As a reminder, the Board of Directors has unanimously recommended a vote FOR the proposed sale, and I strongly encourage all shareholders to vote their shares in advance of the upcoming special meeting.”

Third Quarter 2025 Financial Results
Revenue in the third quarter of 2025 was $8.8 million, compared to $8.3 million in the second quarter of 2025 and $9.5 million in the third quarter of 2024. The sequential increase in third quarter revenue reflected growth across all end markets, led by increased sales into the home and enterprise market.

On a GAAP basis, gross profit margin in the third quarter of 2025 was 49.8%, compared to 45.8% in the second quarter of 2025 and 51.2% in the third quarter of 2024. Third quarter 2025 GAAP operating expenses were $10.0 million, compared to $11.1 million in the second quarter of 2025 and $13.5 million in the year-ago quarter. On a non-GAAP basis, third quarter 2025 gross profit margin was 49.9%, compared to 46.0% in the second quarter of 2025 and 51.3% in the year-ago quarter. Third quarter 2025 non-GAAP operating expenses were $9.2 million, compared to $9.7 million in the second quarter of 2025 and $12.4 million in the year-ago quarter. For the third quarter of 2025, the Company recorded a GAAP net loss of $4.4 million, or ($0.81) per share, compared to a GAAP net loss of $6.7 million, or ($1.27) per share, in the second quarter of 2025, and a GAAP net loss of $8.1 million, or ($1.66) per share, in the year-ago quarter. Note, the Company refers to “net loss attributable to Pixelworks, Inc.” as “net loss”. For the third quarter of 2025, the Company recorded a non-GAAP net loss of $3.8 million, or ($0.69) per share, compared to a non-GAAP net loss of $5.3 million, or ($1.00) per share, in the second quarter of 2025, and a non-GAAP net loss of $7.1 million, or ($1.45) per share, in the third quarter of 2024. On June 6, 2025, the Company effected a one-for-twelve reverse stock split of the Company’s common stock (the "Reverse Stock Split"). All shares of the Company’s common stock, per-share data and related information included in the accompanying condensed consolidated financial statements have been retroactively adjusted as though the Reverse Stock Split had been effected prior to all periods presented. Adjusted EBITDA in the third quarter of 2025 was a negative $3.6 million, compared to a negative $4.3 million in the second quarter of 2025 and a negative $6.3 million in the year-ago quarter.
Conference Call Information
Pixelworks will host a conference call today, November 11, 2025, at 2:00 p.m. Pacific Time. Analysts and investors are invited to join the Company’s conference call using the following information:

Third Quarter 2025 Conference Call
Date: Tuesday, November 11, 2025
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Link: Click Here
Dial-in Participation Registration Link: Click Here
Advanced registration is required for dial-in participants. Please complete the linked registration form above to receive a dial-in number and dedicated PIN for accessing the conference call by phone. A live and archived audio webcast of the conference call will also be accessible via the investors section of Pixelworks’ website: www.pixelworks.com.

Pixelworks, Inc.
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. The Company has a 20-year history of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit the company's web site at www.pixelworks.com.
Note: Pixelworks, MotionEngine, TrueCut Motion and the Pixelworks logo are trademarks of Pixelworks, Inc.

Non-GAAP Financial Measures
This earnings release makes reference to non-GAAP gross profit margins, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which exclude stock-based compensation expense and restructuring expense which are both required under GAAP as well as the tax effect of the non-GAAP adjustments. The press release also makes reference to and reconciles GAAP net loss and adjusted EBITDA, which Pixelworks defines as GAAP net loss attributable to Pixelworks before interest income and other, net, income tax provision, depreciation and amortization, as well as the specific items listed above. Pixelworks management uses these non-GAAP financial measures internally to understand, manage and evaluate the business and establish its operational goals, review its operations on a period-to-period basis, for compensation evaluations, to measure performance, and for budgeting and resource allocation. Pixelworks management believes it is useful for management and investors to review, as applicable, both GAAP information and non-GAAP financial measures to help assess the performance of Pixelworks’ continuing business and to evaluate Pixelworks’ future prospects. These non-GAAP measures, when reviewed together with the GAAP financial information, provide additional transparency and information for comparison and analysis of operating performance and trends. These non-GAAP measures exclude certain items to facilitate management’s review of the comparability of our core operating results on a period-to-period basis. Because the Company’s non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read only in conjunction with the Company’s consolidated financial results as presented in accordance with GAAP. A reconciliation between GAAP and non-GAAP financial measures is included in this earnings release which is available in the investor relations section of the Pixelworks website.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “expect”, “believe,” “anticipate” and similar terms or the negative of such terms, and include, without limitation, statements regarding the satisfaction of closing conditions with respect to the sale of the shares of Pixelworks Shanghai, including approval by the Company’s shareholders; the expected amount of gross proceeds from the sale to the Company; and the Company’s expectations regarding the use of net proceeds from the sale.. All statements other than statements of historical fact are forward-looking statements for purposes of this release, including any projections of revenue or other financial items or any statements regarding the plans and objectives of management for future operations. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation, market and other conditions and other factors described in our other filings with the Securities and Exchange Commission (the “SEC”) from time to time. More information regarding potential factors that could affect the Company's financial results and could cause actual results to differ materially from those discussed in the forward-looking statements is included from time to time in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2024, as well as subsequent SEC filings.
The forward-looking statements contained in this release are as of the date of this release, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It
In connection with the proposed Sale, Pixelworks has filed a proxy statement on Schedule 14A with the SEC. INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
Free copies of the definitive proxy statement, as well as other filings containing information about Pixelworks and the proposed Sale, may be obtained at the SEC’s Internet site (http://www.sec.gov). You may also obtain the documents filed with the SEC, free of charge, in the “Investors” section of our website, www.pixelworks.com, under the heading “Investors—SEC Filings” or by requesting them in writing or by telephone at: Pixelworks, Inc., 16760 SW Upper Boones Ferry Rd., Suite 101, Portland, OR 97224; Telephone (503) 601-4545.

Participants in the Solicitation
Pixelworks and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pixelworks in connection with the proposed Sale. Information about the Pixelworks directors and executive officers is set forth in the proxy statement for the Company’s 2025 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 21, 2025. Additional information regarding the interests of those participants and other persons who may be deemed participants may be obtained by reading the Proxy Statement and other relevant documents regarding the proposed Sale. Copies of these documents may be obtained free of charge from the sources described above.

[Financial Tables Follow]

PIXELWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Revenue, net	$8,771	$8,250	$9,527	$24,115	$34,116
Cost of revenue (1)	4,400	4,471	4,648	12,513	16,797
Gross profit	4,371	3,779	4,879	11,602	17,319
Operating expenses:
Research and development (2)	5,720	5,998	8,405	18,241	24,421
Selling, general and administrative (3)	4,273	4,442	5,016	13,347	16,272
Restructuring	—	640	90	1,033	1,493
Total operating expenses	9,993	11,080	13,511	32,621	42,186
Loss from operations	(5,622)	(7,301)	(8,632)	(21,019)	(24,867)
Government subsidies received	467	801	—	1,281	—
Interest income and other, net	51	66	296	214	1,057
Total other income, net	518	867	296	1,495	1,057
Loss before income taxes	(5,104)	(6,434)	(8,336)	(19,524)	(23,810)
Provision (benefit) for income taxes	(511)	491	125	14	262
Net loss	(4,593)	(6,925)	(8,461)	(19,538)	(24,072)
Less: Net loss attributable to non-controlling interests and redeemable non-controlling interests	161	218	320	638	716
Net loss attributable to Pixelworks Inc.	$(4,432)	$(6,707)	$(8,141)	$(18,900)	$(23,356)
Net loss attributable to Pixelworks Inc. per share - basic and diluted	$(0.81)	$(1.27)	$(1.66)	$(3.59)	$(4.82)
Weighted average shares outstanding - basic and diluted	5,440	5,282	4,893	5,258	4,843
——————
(1) Includes:
Stock-based compensation	$9	$10	$13	$29	$41
Restructuring	—	3	—	78	16
(2) Includes stock-based compensation	174	241	327	637	973
(3) Includes stock-based compensation	571	488	702	1,578	2,028

PIXELWORKS, INC.
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL INFORMATION *
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Reconciliation of GAAP and non-GAAP gross profit
GAAP gross profit	$4,371	$3,779	$4,879	$11,602	$17,319
Stock-based compensation	9	10	13	29	41
Restructuring	—	3	—	78	16
Total reconciling items included in gross profit	9	13	13	107	57
Non-GAAP gross profit	$4,380	$3,792	$4,892	$11,709	$17,376
Non-GAAP gross profit margin	49.9%	46.0%	51.3%	48.6%	50.9%
Reconciliation of GAAP and non-GAAP operating expenses
GAAP operating expenses	$9,993	$11,080	$13,511	$32,621	$42,186
Reconciling item included in research and development:
Stock-based compensation	174	241	327	637	973
Reconciling items included in selling, general and administrative:
Stock-based compensation	571	488	702	1,578	2,028
Restructuring	—	640	90	1,033	1,493
Total reconciling items included in operating expenses	745	1,369	1,119	3,248	4,494
Non-GAAP operating expenses	$9,248	$9,711	$12,392	$29,373	$37,692
Reconciliation of GAAP and non-GAAP net loss attributable to Pixelworks, Inc.
GAAP net loss attributable to Pixelworks Inc.	$(4,432)	$(6,707)	$(8,141)	$(18,900)	$(23,356)
Reconciling items included in gross profit	9	13	13	107	57
Reconciling items included in operating expenses	745	1,369	1,119	3,248	4,494
Tax effect of non-GAAP adjustments	(76)	21	(74)	(55)	—
Non-GAAP net loss attributable to Pixelworks Inc.	$(3,754)	$(5,304)	$(7,083)	$(15,600)	$(18,805)

Non-GAAP net loss attributable to Pixelworks Inc. per share - basic and diluted	$(0.69)	$(1.00)	$(1.45)	$(2.97)	$(3.88)

Non-GAAP weighted average shares outstanding - basic and diluted	5,440	5,282	4,893	5,258	4,843

*Set forth above are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Non-GAAP Financial Measures” in this document for an explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

PIXELWORKS, INC.
RECONCILIATION OF GAAP AND NON-GAAP NET LOSS PER SHARE
(Figures may not sum due to rounding)
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2025		2025		2024		2025		2024
	Dollars per share		Dollars per share		Dollars per share		Dollars per share		Dollars per share
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of GAAP and non-GAAP net loss attributable to Pixelworks, Inc.
GAAP net loss attributable to Pixelworks Inc.	$(0.81)	$(0.81)	$(1.27)	$(1.27)	$(1.66)	$(1.66)	$(3.59)	$(3.59)	$(4.82)	$(4.82)
Reconciling items included in gross profit	—	—	—	—	—	—	0.02	0.02	0.01	0.01
Reconciling items included in operating expenses	0.14	0.14	0.26	0.26	0.23	0.23	0.62	0.62	0.93	0.93
Tax effect of non-GAAP adjustments	(0.01)	(0.01)	—	—	(0.02)	(0.02)	(0.01)	(0.01)	—	—
Non-GAAP net loss attributable to Pixelworks Inc.	$(0.69)	$(0.69)	$(1.00)	$(1.00)	$(1.45)	$(1.45)	$(2.97)	$(2.97)	$(3.88)	$(3.88)

*Set forth above are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Non-GAAP Financial Measures” in this document for an explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

PIXELWORKS, INC.
RECONCILIATION OF GAAP AND NON-GAAP GROSS PROFIT MARGIN *
(Figures may not sum due to rounding)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September, 30	June, 30	September, 30	September, 30	September, 30
	2025	2025	2024	2025	2024
Reconciliation of GAAP and non-GAAP gross profit margin
GAAP gross profit margin	49.8%	45.8%	51.2%	48.1%	50.8%
Stock-based compensation	0.1	0.1	0.1	0.1	0.1
Restructuring	—	—	—	0.3	—
Total reconciling items included in gross profit	0.1	0.2	0.1	0.4	0.2
Non-GAAP gross profit margin	49.9%	46.0%	51.3%	48.6%	50.9%

*Set forth above are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Non-GAAP Financial Measures” in this document for an explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

PIXELWORKS, INC.
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL INFORMATION *
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Reconciliation of GAAP net loss attributable to Pixelworks Inc. and adjusted EBITDA
GAAP net loss attributable to Pixelworks Inc.	$(4,432)	$(6,707)	$(8,141)	$(18,900)	$(23,356)
Stock-based compensation	754	739	1,042	2,244	3,042
Tax effect of non-GAAP adjustments	(76)	21	(74)	(55)	—
Restructuring	—	643	90	1,111	1,509
Non-GAAP net loss attributable to Pixelworks Inc.	$(3,754)	$(5,304)	$(7,083)	$(15,600)	$(18,805)
EBITDA adjustments:
Depreciation and amortization	$646	$573	$920	$2,047	$3,088
Interest income and other, net	(51)	(66)	(296)	(214)	(1,057)
Non-GAAP provision (benefit) for income taxes	(435)	470	199	69	262
Adjusted EBITDA	$(3,594)	$(4,327)	$(6,260)	$(13,698)	$(16,512)

*Set forth above are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the reconciliations from GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Non-GAAP Financial Measures” in this document for an explanation of the adjustments made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors

PIXELWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$14,611	$23,647
Accounts receivable, net	5,683	5,804
Inventories	3,148	4,210
Prepaid expenses and other current assets	1,889	1,191
Total current assets	25,331	34,852
Property and equipment, net	4,220	6,500
Operating lease right of use assets	1,911	3,368
Other assets, net	652	945
Goodwill	18,407	18,407
Total assets	$50,521	$64,072
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,683	$1,400
Accrued liabilities and current portion of long-term liabilities	6,600	6,581
Short-term line of credit	1,404	—
Current portion of income taxes payable	81	365
Total current liabilities	9,768	8,346
Long-term liabilities, net of current portion	—	375
Deposit liability	12,325	13,109
Operating lease liabilities, net of current portion	670	1,450
Income taxes payable, net of current portion	833	914
Total liabilities	23,596	24,194
Redeemable non-controlling interest	28,077	27,396
Total Pixelworks, Inc. shareholders’ deficit	(23,932)	(10,568)
Non-controlling interest	22,780	23,050
Total shareholders' equity (deficit)	(1,152)	12,482
Total liabilities, redeemable non-controlling interest and shareholders’ equity	$50,521	$64,072

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
Haley Aman
P: +1-503-601-4540
E: haman@pixelworks.com

Exhibit 99.2

Pixelworks, Inc. 3Q 2025 Conference Call
Tuesday, November 11, 2025

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2025 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the third quarter of 2025.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, November 11, 2025. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2024, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude restructuring costs and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. Also note, on June 6, 2025, the Company effected a one-for-twelve reverse stock split of the Company’s common stock, and all shares of the Company’s common stock, per-share data and related information included in today’s published condensed consolidated financial statements have been retroactively adjusted as though the Reverse Stock Split had been effected prior to all periods presented. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone on the phone and webcast. We appreciate you joining us for today’s conference call.
I’ll start with a brief overview of the results for the quarter. Then, I’ll follow that with the two primary objectives for today’s call. The first is to review the background and rationale for the proposed transaction involving our Shanghai-based subsidiary. And second, is to provide a preview of what the future Pixelworks will look like after the proposed transaction closes.
With respect to results for the third quarter. Both top and bottom-line results were within our guidance. Revenue grew by 6% sequentially and gross margin improved to approximately 50%, a little better than expected. We also realized continued benefits from our previous cost reduction actions, with third quarter operating expenses decreasing sequentially and down $3.1 million year-over-year. Through a combination of our prior restructuring and ongoing cost reductions, we’ve reduced cash burn from operations by more than 60% year-over-year – to under $3 million in the third quarter.

Turning to our Pixelworks Shanghai subsidiary and the proposed transaction. As background, our Shanghai-based subsidiary was formed in 2021 as part of a comprehensive realignment of the larger Pixelworks organization. This included restructuring our Shanghai-based subsidiary to serve as the center of operations for all of Pixelworks’ semiconductor business, and then securing investment from China centric investors as well as our PWSH employees. More specifically, this business comprises all generations of our open market and co-developed visual display processing chips for both the digital projector and mobile markets. Today, the subsidiary represents a substantial amount of our operating revenue and expenses, and also accounts for the majority of our employees. After several prior investment rounds in the subsidiary, Pixelworks ownership ended up at approximately 78%, which is where it is today.
On October 15, 2025, we signed a definitive purchase agreement to sell all of Pixelworks, Inc.’s ownership in the Pixelworks Shanghai subsidiary to a special-purpose entity led by VeriSilicon. For those not familiar with this name, VeriSilicon is well established Chinese company that provides platform-based, custom silicon services and semiconductor IP licensing services.
Most participating on today’s call are aware, however I would like to emphasize that this proposed transaction did not come about suddenly, nor without extensive deliberation and due diligence. The recently entered definitive agreement is the result of a thorough strategic review process launched in the later part of 2024 that started with the engagement of Morgan Stanley as an advisor to evaluate potential alternative ownership structures for the Shanghai subsidiary. In large part due to impatience from the subsidiary’s China-based investors, escalating geopolitical tensions and capital market constraints within China – and after evaluating all serious interest in the subsidiary – the Board and I unanimously concluded that the currently proposed transaction was in the best interest of our shareholders.
Although still subject to the approval by Pixelworks, Inc. shareholders as well as other customary closing conditions – after satisfying agreed-upon and contractually reduced obligations to minority equity holders of the subsidiary, transaction costs and withholding taxes – the proposed transaction is expected to result in net cash proceeds to Pixelworks of between $50 and $60 million upon closing.
As outlined in my recently published letter to shareholders on November 4th, the rationale for the proposed transaction is three-fold:
First, it unlocks significant value for shareholders while eliminating minority investor obligations. Acknowledging the strategic and potential longer-term value in our Pixelworks Shanghai subsidiary, this transaction captures the optimal realizable value in the current environment and allows the company to monetize a significant asset in the form of cash proceeds repatriated to the U.S.
Second, it enables a renewed focus and expansion of core strengths. Following a successful exit of the semiconductor hardware business, Pixelworks will be positioned as a global technology licensing business, specializing in cinematic visualization solutions. As an asset-light, IP-rich company in this space, the company will have competitive differentiation and compelling, longer-term growth potential.
And third, it will achieve financial flexibility. The net cash proceeds from the transaction will significantly enhance the balance sheet. Pixelworks will have the flexibility to invest in growth opportunities, support new and existing licensing initiatives, and enable the allocation of capital to the highest-return projects.
As a reminder, shareholders as of the October 17th record date have the right to vote, and I strongly encourage those investors to consider the published proxy materials and vote their shares FOR, in support of proposed transaction. Importantly, I also want to emphasize that ALL current shareholders will have equal per share participation in the future growth opportunity and success of our transformed business going forward.
Having said that, I want to frame what this future transformed business looks like. Post-transaction, Pixelworks will become a low headcount, pure-play, technology licensing company specializing in cinematic visualization solutions. Our existing TrueCut Motion platform – used by leading filmmakers to enhance the cinematic experience across premium theatrical and home screens – will anchor a portfolio of proprietary imaging technologies, extending beyond film into high-growth enterprise, consumer visualization and entertainment markets.
Specific to TrueCut Motion, I want to reiterate that Pixelworks continues to own and control 100% of TrueCut Motion, including all related assets and intellectual property, irrespective of proposed transaction with our Shanghai subsidiary. Even though a majority of our recent TrueCut engagement activity with new prospective ecosystem partners has remained behind the scenes, we are continuing to make tangible progress in support of expanded market awareness and adoption of our TrueCut Motion platform.
As previously highlighted on our August conference call, during the third quarter we were credited in three new theatrical releases: Universal Picture’s Jurassic World Rebirth, DreamWorks Animation’s The Bad Guys 2, and Universal Pictures’ Nobody 2. Today, I can confirm that the next theatrical release to feature our award winning TrueCut Motion grading technology will be Universal Pictures’ Wicked: For Good, which is slated to hit theaters on November 21st. Earlier today we confirmed that the TrueCut Motion version of Wicked: For Good was selected for last night’s U.K. premiere of the film.
Separately, we believe that we are getting close to completing an agreement with a strategic ecosystem partner to license the broader distribution of TrueCut Motion content to consumer devices in their home. This prospective partner is currently in the process of late-stage certification, and if successful, we believe it can open and accelerate the path to device licenses.
While we continue to be encouraged by this and other ongoing engagement activity, we see our TrueCut Motion platform as a foundation to build upon. Exiting the obligations associated with Pixelworks Shanghai’s manufacturing and design business will free-up the company’s management and capital resources to grow an attractive high-margin licensing business. As we grow the post-transaction Pixelworks into a global technology licensing company – TrueCut Motion will not remain the company’s exclusive offering. Coupled with a significantly lower headcount and cost structure, we envision a post-transaction business model that will be inherently more scalable, less capital-intensive, and has the potential to deliver higher return on invested capital.
With more than two decades of image-processing innovation, and our industry-leading TrueCut Motion platform serving as a flagship offering, we believe Pixelworks is poised to enable the most authentic, high-fidelity viewing experiences across all screens – both today’s and the advanced screens of the future.
With that, I’ll turn the call to Haley to review the financials for the third quarter as well as a couple of positive new balance sheet developments that took place subsequent to quarter-end.

Haley Aman
Thank you, Todd.
Revenue for the third quarter of 2025 was $8.8 million compared to $8.3 million in the second quarter and $9.5 million in the third quarter of 2024. The sequential increase in third quarter revenue reflected growth across both of our end markets, led by increased sales in the home and enterprise market.
The breakdown of revenue in the third quarter was as follows:
•Home and Enterprise revenue was approximately $7.4 million.
•Revenue from Mobile was approximately $1.4 million.
Third quarter non-GAAP gross profit margin was 49.9%, compared to 46.0% in the second quarter of 2025, and 51.3% in the third quarter of 2024. The sequential increase in gross profit margin primarily reflected a more favorable product mix on shipments into the home and enterprise market.
Non-GAAP operating expenses were $9.2 million in the third quarter, compared to $9.7 million in the prior quarter and $12.4 million in the third quarter of 2024. The sequential and year-over-year decrease in operating expenses reflects the ongoing realized benefits of our previously taken actions to reduce expenses.
On a non-GAAP basis, third quarter 2025 net loss was $3.8 million, or a loss of ($0.69) per share, compared to a net loss of $5.3 million, or a loss of ($1.00) per share, in the prior quarter, and a net loss of $7.1 million, or a loss of ($1.45) per share, in the third quarter of 2024.
Adjusted EBITDA for the third quarter of 2025 was a negative $3.6 million, compared to a negative $4.3 million in the prior quarter and a negative $6.3 million in the third quarter of 2024.
With respect to our outlook, the Company is electing not to provide financial guidance for the fourth quarter due to the previously announced definitive agreement to sell substantially all of the assets of Pixelworks Shanghai. However, we want to highlight that in October 2025 we closed a registered direct offering and the sale of patents pertaining to technologies we no longer pursue, collectively contributing approximately $10 million to our cash position. As of October 31, 2025, our cash and cash equivalents balance was approximately $22 million, of which roughly half is associated with Pixelworks Shanghai and the other half is associated with Pixelworks Inc.
As such, that completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.